UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2008

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

Rose Tree Corporate Center II
1400 N. Providence Road, Suite 2000
Media, Pennsylvania 19063-2076
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 744-2300

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Harold J. Earley as Executive Vice President and Chief Financial Officer

On December 16, 2008, Foamex International Inc. (the “Company”) announced that Harold J. Earley commenced employment with the Company, assuming the position of Executive Vice President and Chief Financial Officer.

From 2006 to 2008, Mr. Earley, 46, served as Chief Financial Officer of Sonitrol Corporation, where he led efforts to improve business processes and controls, upgrade the talent in the financial organization, and enhance the quality of financial reporting performance to positively impact overall company performance. From 2002 to 2006, Mr. Earley held the position of Chief Financial Officer of Celetronix International, Ltd. From 1997 to 2002, Mr. Earley held several senior management positions, including Senior Vice President of Finance, at Amkor Technology Inc. Earlier in his career, Mr. Earley held the position of Audit Partner with Siana Carr & O’Connor, a regional accounting firm, and began his career in public accounting at KPMG upon graduation from college.

Employment Agreement with Mr. Earley

Mr. Earley has entered into an employment agreement (the “Agreement”) with the Company and Foamex L.P., dated December 15, 2008. The initial term of Mr. Earley’s employment as Executive Vice President and Chief Financial Officer commenced on December 15, 2008 and will continue (unless earlier terminated as provided in the Agreement) through December 31, 2010, subject to automatic one-year extensions, unless either party gives prior written notice of the decision not to extend the employment term at least 45 days in advance of the expiration date then in effect, provided, that no more than two such automatic extensions may occur pursuant to the foregoing, and this Agreement will not extend beyond December 31, 2012 on account of such automatic extensions. Mr. Earley is entitled to receive an annual base salary of $340,000 during his term of employment, subject to increase by the Company. In addition, he is entitled to earn bonus awards in accordance with Company incentive programs, with a target bonus opportunity of 50% of his annual base salary.

Pursuant to the Agreement, Mr. Earley is entitled to a grant of restricted common stock and stock options no later than forty-five (45) days following the effective date of the Agreement. Mr. Earley is also entitled to participate in other Company benefit plans available to senior executives. The Company will provide Mr. Earley a car allowance of $1,200 per month.

If Mr. Earley’s employment is terminated before December 31, 2010 by the Company for reasons other than “Cause” or “Disability” (each as defined in the Agreement) or death, or by Mr. Earley for “Good Reason” (as defined in the Agreement), he will, subject to his execution of a general release of claims against the Company, receive (1) a cash payment, equal to his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of equity awards that will be made to Mr. Earley in 2009 and that would have vested during the one year period following the date of termination, which awards will remain exercisable until the lesser of one year following such termination and the remainder of their original terms, and (4) continued participation in the Company’s medical and dental plans for 12 months following termination.

In the event Mr. Earley’s employment is terminated on or after December 31, 2010 by the Company for reasons other than Cause or Disability or death, or by Mr. Earley for Good Reason, he will, subject to his execution of a general release of claims against the Company, receive the payments and benefits described in the preceding paragraph.

In the event Mr. Earley’s employment is terminated on account of death or Disability, Mr. Earley or, if applicable, his estate is entitled to (1) payment of a pro-rated bonus in cash for the year of termination and (2) continued participation under the Company’s medical and dental plans for 12 months after termination, and (3) accelerated vesting of the portion of equity awards that will be made to Mr. Earley in 2009 and that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the one year following the date his employment terminates and the remainder of their original terms.

Upon the occurrence of a “Change in Control” (as defined in the Agreement), all outstanding equity and long-term incentive awards held by Mr. Earley will immediately vest in a manner that enables Mr. Earley to participate in the Change in Control transaction. In addition, Mr. Earley is entitled to receive a tax gross-up payment with respect to any change of control payments that would be subject to “golden parachute” excise taxes imposed by Section 4999 of the Internal Revenue Code and any similar tax imposed by another U.S. jurisdiction.

Under the Agreement, the Company has also agreed to indemnify Mr. Earley for actions in his Company capacities to the fullest extent permitted by applicable law, and Mr. Earley has agreed to certain non-competition, non-solicitation and confidentiality covenants.

The foregoing summary of Mr. Earley’s Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit with the Securities and Exchange Commission within the applicable deadlines. Interested parties should read the document in its entirety.

Item 8.01 – Other Events.

On December 16, 2008, the Company issued a press release announcing that Harold J. Earley has been named Executive Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated December 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2008

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

EXHIBITS

99.1	Press Release, dated December 16, 2008.